CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



     We have issued our report dated November 20, 2000, accompanying the October 31, 2000 financial statements of The Penn Street Fund, Inc. (comprising, respectively, the McGlinn Balanced Portfolio, the Penn Street Advisors Sector Rotational Portfolio, the Baldwin Large-Cap Growth Portfolio, and the Cumberland Taxable Income Portfolio) which are incorporated by reference in Part B of the Post-Effective Amendment to this Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus.




                              BRIGGS, BUNTING & DOUGHERTY, LLP


Philadelphia, Pennsylvania
May 15, 2001